Exhibit 3.3

By-laws of WiFi Wireless, Inc.

BY-LAWS
Of
WiFi Wireless, Inc.

OFFICES
ARTICLE I.

Section 1.
Office. The office of the corporation will be located at:

65 Enterprise
Aliso Viejo, CA 92656

Section 2.
Additional Offices. The corporation may also have offices and places of business at such other places as the Board of Directors may from time to time determine or the business of the corporation may require.

MEETINGS OF SHAREHOLDERS
ARTICLE II.

Section 1.
Place of Meetings. The annual meeting of the shareholders for the election of directors and all special meetings of shareholders for that or for any other purpose may be held in such place within or without the State of Oregon as shall be stated in the notice of the meeting, or in a duly executed waiver of notice thereof.

Section 2.
Date of Annual Meetings. The annual meeting of shareholders shall be held on the second Tuesday in March of each year, if not a legal holiday, and if a legal holiday then on the next business day following, at which they shall elect a Board of Directors and transact such other business as may properly be brought before the meeting.

Section 3.
Notice of Annual Meeting. Written notice of the annual meeting, the place, date and hour of the meeting shall be given personally or by mail to each shareholder entitled to vote thereat, not less than 7 days, nor more than 30 days prior to the meeting.

Section 4*
Special Meetings. Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called by the Chairman of the Board, if any, the President or the Board of Directors, and shall be called by the President or the Secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of shareholders owning at least 5% in amount of the shares of stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

By-laws of WiFi Wireless, fnc.

Section 5.
Notice of Special Meeting. Written notice of a special meeting of shareholders, stating the place, date and hour of the meeting, the purpose or purposes for which the meeting is called and at whose direction it is being issued, shall be given personally by mail to each shareholder entitled to vote thereat, not less than 7 days, nor more than 30 days prior to the meeting.

Section 6.
Quorum. Except at otherwise provided by the Certificate of Incorporation, the holders of a majority of the shares of stock of the corporation issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall be requisite for and shall constitute a quorum at al meetings of the shareholders for the transaction of business. If, however, such quorum shall not be perfect or represented at any meeting of the shareholders, the shareholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented, any business as may be transacted which might have been transacted at the meeting as originally noticed.

Section 7.
Presiding Officer: Order of Business. Meetings of the stockholders shall be presided over by the C hairman of the Board, or, if he or she is not present, by the Chief Executive Officer, or if he or she is not present, by the President, or if he or she is not present, by a Vice-President, or if neither of the Chairman of the Board nor the Chief Executive Officer nor the President or a Vice-President is present, by a chairman to be chosen by a majority of the shareholders entitled to vote at the meeting who are present in person or by proxy. The Secretary of the Corporation, or in his or her absence, an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present, the shareholders person at the meeting shall choose any person present to act as secretary of the meeting.

The order of business shall be as follows:

i.	Call to order of meeting
ii.	Proof of notice of meeting
iii.	Reading of minutes of last previous annual meeting
iv.	Reports of officers
v.	Reports of committees
vi.	Election of directors
vii.	Miscellaneous business

By-laws of WiFi Wireless, Inc.

Section 8.
Voting. At any meeting of the shareholders every shareholder having the right to vote shall be entitled to vote in person, or by proxy appointed by an instrument in writing subscribed by such shareholder. Except as otherwise provided by law or the Certificate of Incorporation, each shareholder of record shall be entitled to one vote for every share of such stock standing in his name on the books of the corporation. All elections shall be determined by a plurality vote, and except as otherwise provided by law or the Certificate of Incorporation, all other matters shall be determined by vote of a majority of the shares present or represented at such meeting and voting on such questions.

Section 9.
Proxies. Every proxy must be executed in writing by the shareholder or by his attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date of its execution unless it shall have specified therein its duration. Every proxy shall be revocable at the pleasure of the person executing it or of his personal representatives or assigns, except in those cases where an irrevocable proxy is permitted by law.

Section 10.
Consents. Whenever by any provision of statute or of the Certificate of Incorporation or of these by-laws, the vote of shareholders at a meeting thereof is required or permitted to be taken in connection with any corporate action, the meeting and vote of shareholders may be dispensed with, if all the shareholders who would have been entitled to vote upon the action if such meeting were held shall consent in writing to such corporate action being taken.

Section 11.
List of Shareholders. A complete list of the shareholders of the Corporation entitled to vote at the ensuing meeting, arranged in alphabetical order, and showing the address of the number of shares owned by each shareholder shall be prepared by the Secretary, or other officer of the Corporation having charge of the Stock Transfer Books. This list shall be kept on file for a period of at least 7 days prior to the meeting at the registered office of the Corporation in the State of Oregon and shall be subject to inspection during usual business hours by any shareholder. This list shall also be available at the meeting and shall be open to inspection by any shareholder at any time during the meeting. The original Stock Transfer Books shall be prima facie evidence of which shareholders are entitled to examine the list or to vote at any meeting of the shareholders.

Failure to comply with the requirements of this Section shall not affect the validity of any action taken at any meetings of the shareholders.